Exhibit 99.1

SAMPLE

GOLD KIST INC

PATRON EQUITY REPORT

MEMBER NO.	1000101	TP: P
GEORGE WASHINGTON
1600 PENNSYLVANIA AVE.
WASHINGTON, DC 20001-0001		TIN: ###-##-####

I. PATRON EQUITY REPORT

YEAR	DIVISION	QUALIFIED	NON QUALIFIED
1984	BROILERS	15,938.16
1985	BROILERS		4,134.58
1986	BROILERS		18,151.25
1987	BROILERS	35,437.26
1988	BROILERS		11,817.67
1989	BROILERS		60,209.46
1990	BROILERS		43,756.84
1991	BROILERS		20,200.18
1993	BROILERS		29,318.77
1994	BROILERS		42,740.05
1995	BROILERS		18,547.15
1996	BROILERS		22,013.26
1996	AGSVC-RETAIL		54.40
1999	BROILERS		6,098.56
2002	BROILERS		3,987.13
2004	BROILERS		17,301.36

	TOTAL	51,375.42	298,330.66

GRAND TOTAL EQUITY			349,706.08

MEMBER NO.                 1000101

II.	YOUR ESTIMATED SHARE OF THE ADDITIONAL DISTRIBUTION AND THE SUPPLEMENTAL STOCK DISTRIBUTION

In addition to your patron equity presented above and based on patronage for Gold Kist in fiscal year 2000 through 2004, your pro rata percentage share of the $80 million additional distribution and your share of the value of the 6 million shares of the supplemental stock distribution (both as described in the accompanying supplemental disclosure statement-prospectus) is estimated to be:

0.03342315%

Using the assumptions above:

A. Your estimated share of the $80 million additional distribution would be:	$26,738.52

B. Your estimated share of the value of the supplemental stock distribution based on the price for our proposed initial public offering of $11/share would be:	$22,059.28

Therefore, the estimated grand total of your patron equity, the $80 million additional distribution and your supplemental stock distribution would be:	$398,503.88

Equity earned during the period from July 2004 through the effective date of the conversion, which we expect to be in October 2004, will impact these dollar values. Your relative patronage for that same period may impact your pro rata percentage share of the additional distribution.

You should read the enclosed supplement to the disclosure statement-prospectus carefully. It contains important details about the conversion and related transactions. This report is qualified in its entirety by reference to the supplement and the disclosure statement-prospectus.